SETTLEMENT AGREEMENT

THIS AGREEMENT effective as of the 9th day of March, 2007 although executed thereafter.

BETWEEN:

SOLAR ENERTECH CORP., a company having an office at 1600 Adams Drive, Menlo Park, California, USA, 94025

(the “Company”)

AND:

KNIGHT CAPITAL MARKETS, LLC, a company having an office at 100 Manhattanville Road Purchase, NY 10577

(“Knight”)

WHEREAS:

A.

The Company and Knight agreed, pursuant to an Engagement Agreement between them (the “Agreement”) that Knight would represent the Company in various activities, including introducing the Company to persons who could provide financing to the Company;

B.

The Company and Knight have been in disagreement (the “Disagreement”) as to whether or not Knight’s compensation for providing services under the Agreement would include fees for the initial US$6,000,000 in debt, equity and other financing that the Company secured for its solar business.

C.	The Company and Knight have agreed to resolve the Disagreement by way of payment, by the Company, to Knight, of US$420,000 as described in the Flow of Funds Memo attached hereto as Schedule “A”.

NOW THEREFORE let this Settlement Agreement witness that the parties hereto have agreed as follows:

1. The Disagreement is hereby fully and finally settled by way of payment, by the Company to Knight, in the amount of US$420,000 (the “Settlement Payment”).

2. The Settlement Payment will be made on or before March 12, 2007.

3. The Settlement Payment represents full and final settlement of all outstanding debts, liabilities and obligations of and between Knight and the Company concerning services which Knight has provided to the Company prior to the Company’s US$13.3 million financing it is presently undertaking.

IN WITNESS WHEREOF the parties have executed this Agreement effective March 9, 2007

SOLAR ENERTECH CORP.
by its authorized signatory:

/s/ “Leo Shi Young”
Leo Shi Young

/s/ “Marcus Laun”
________________________________
KNIGHT CAPITAL MARKETS, LLC